                                                                  EXHIBIT 10(mm)




                            STOCK PURCHASE AGREEMENT

                                  By and Among

                       CHILDREN'S MEDICAL VENTURES, INC.,


              THE SHAREHOLDERS OF CHILDREN'S MEDICAL VENTURES, INC.

                                       and

                         NOVAMETRIX MEDICAL SYSTEMS INC.


                                  June 30, 1999

   TABLE OF CONTENTS

                                                                         Page
   SECTION I PURCHASE AND SALE OF THE SHARES                              1
   1.01   Purchase and Sale of the Shares                                 1
   SECTION II ESCROW AGREEMENT; THE PURCHASE PRICE                        2
   2.01   Purchase Price                                                  2
   2.02   The Escrow Deposit                                              2
   SECTION III REPRESENTATIONS, WARRANTIES, COVENANTS AND
   AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS                         3
   3.01   Organization and Qualification                                  3
   3.02   Authority                                                       3
   3.03   No Legal Bar; Conflicts                                         3
   3.04   Capitalization                                                  4
   3.05   Financial Statements; No Undisclosed Liabilities                4
   3.06   Absence of Certain Changes                                      5
   3.07   Accounts Receivable; Inventories                                5
   3.08   No Dividends, Loans, etc                                        6
   3.09   Real Property Owned or Leased                                   6
   3.10   Title to Assets; Condition of Property                          7
   3.11   Taxes                                                           8
   3.12   Compliance with Applicable Law; Permits; Authorizations         9
   3.13   Contractual and Other Obligations; Customers and Suppliers     11
   3.14   Compensation                                                   12
   3.15   Employee Benefit Plans.                                        12
   3.16   Labor Relations                                                14
   3.17   Insurance                                                      14
   3.18   Conduct of Business; Allowances                                14
   3.19   Patents, Trademarks, Etc.                                      15
   3.20   Power of Attorney; Bank Accounts                               15
   3.21   No Foreign Person                                              15
   3.22   Books and Records                                              15
   3.23   Litigation; Disputes                                           16
   3.24   Insider Interests; Intercompany Transactions                   16
   3.25   Year 2000 Compliance                                           16
   3.26   Brokers                                                        16
   3.27   FDA and Related Matters                                        16
   3.28   Disclosure                                                     18
   SECTION IV REPRESENTATIONS, WARRANTIES, COVENANTS AND
   AGREEMENTS OF THE SHAREHOLDERS                                        18
   4.01   Authority                                                      18
   4.02   Ownership of Shares                                            18
   4.03   No Legal Bar; Conflicts                                        19
   SECTION V REPRESENTATIONS, WARRANTIES, COVENANTS AND
   AGREEMENTS OF THE PURCHASER                                           19
   5.01   Organization                                                   19

   5.02   Authority                                                    19
   5.03   No Legal Bar; Conflicts                                      19
   5.04   Brokers                                                      20
   SECTION VI ADDITIONAL COVENANTS OF THE SHAREHOLDERS,
   THE COMPANY AND THE PURCHASER                                       20
   6.01   Publicity                                                    20
   6.02   Confidential Information                                     20
   6.03   Tax Matters                                                  21
   6.04   Tax Reimbursement                                            23
   6.05   CHCA Agreement                                               23
   SECTION VII CLOSING                                                 24
   7.01   Time and Place of Closing                                    24
   7.02   Delivery of Shares                                           24
   SECTION VIII CONDITIONS TO THE SHAREHOLDERS' OBLIGATION TO CLOSE    24
   8.01   No Litigation                                                24
   8.02   Representations, Warranties and Covenants                    24
   SECTION IX CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE        25
   9.01   No Litigation                                                25
   9.02   Representations, Warranties and Covenants                    25
   9.03   Other Certificates                                           25
   9.04   Opinion of the Company's and the Shareholders' Counsel       25
   9.05   Sale of All the Shares                                       25
   9.06   Resignations                                                 25
   9.07   Consents                                                     25
   9.08   Consulting and Employment Agreements                         26
   9.09   Certain Obligations                                          26
   SECTION X  INDEMNIFICATION.                                         26
   10.01   Indemnification by the Shareholders                         26
   10.02   Indemnification by the Purchaser                            26
   10.03   Procedure for Indemnification                               27
   10.04   Subrogation                                                 28
   10.05   Validity.                                                   29
   10.06   Time Periods for Indemnifications                           29
   10.07   Limits on Indemnification                                   29
   10.08   Indemnity Escrow Deposit                                    29
   SECTION XI NON-COMPETITION AGREEMENT                                30
   11.01   Noncompetition                                              30
   11.02   Non-Competition Covenant of CHIC                            32
   11.03   Equitable Relief.                                           32
   SECTION XII MISCELLANEOUS                                           33
   12.01   Notices                                                     33
   12.02   Survival of Representations                                 34
   12.03   Entire Agreement                                            35
   12.04   Further Assurances                                          35

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
   12.05   Expenses                                                    35
   12.06   Injunctive Relief                                           35
   12.07   Arbitration                                                 36
   12.08   Invalidity                                                  36
   12.09   Successors and Assigns                                      36
   12.10   Governing Law                                               36
   12.11   Counterparts                                                37
   12.12   Knowledge                                                   37
   12.13   Interpretation                                              37
   12.14   Gender and Number                                           37
   12.15   Headings                                                    37

EXHIBITS

A.       Form of Indemnity Escrow Agreements
B.       Form of Shareholders and Company Counsel Opinion
C-1.     Form of McCarty Consulting Agreement
C-2.     Form of Bush Employment Agreement
C-3.     Form of Valentine Employment Agreement

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") made as of the 30th day of June, 1999 by and among Novametrix Medical Systems Inc., a Delaware corporation (the "Purchaser"), Children's Medical Ventures, Inc., a Delaware corporation (the "Company"), and the shareholders of the Company listed on Schedule 3.04 attached hereto (each, a "Shareholder" and collectively, the "Shareholders"). Capitalized terms used herein and not defined in the specific
Section in which they are used shall have the meanings assigned to such terms in Annex A hereof.

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in the business of developing and marketing neonatal and pediatric medical monitoring products and other products and services (such activities and all incidental or related businesses of the Company being herein referred to as the "Business");

                  WHEREAS, each of the Shareholders is the holder of the number of shares of Common Stock, $.01 par value, of the Company (the "Common Stock") set forth opposite such Shareholder's name on Schedule 3.04 hereto, which shares of Common Stock constitute all of the issued and outstanding shares of capital stock of the Company (all such shares of Common Stock held by the Shareholders being hereinafter referred to as the "Shares");

                  WHEREAS, the Purchaser desires to acquire from each of the Shareholders, and each of the Shareholders desires to sell to the Purchaser, all of the Shares held by such Shareholder, on the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, to induce the Purchaser to enter into this Agreement and perform its obligations hereunder, the Company and each of the Shareholders have agreed to make the representations, warranties, covenants and agreements (including without limitation the indemnification and non-competition agreements) set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the parties hereto hereby agree as follows:

                                    SECTION I

                         PURCHASE AND SALE OF THE SHARES

                  1.01 Purchase and Sale of the Shares. (a) Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing (as such term is defined in

Section 7.01), each of the Shareholders agrees to sell, assign and convey to the Purchaser, free and clear of all Liens, and the Purchaser agrees to purchase, acquire and accept from each of the Shareholders, all of the Shares held by such Shareholder and set forth opposite such Shareholder's name in Column B on
Schedule 3.04 hereto.

                  (b) The parties hereto acknowledge and agree that the Purchaser may designate a direct or indirect wholly owned subsidiary of the Purchaser or of its corporate parent to acquire the Shares provided, however, that the Purchaser's payment obligations hereunder shall not be affected by such designation by the Purchaser.

                                   SECTION II

                      ESCROW AGREEMENT; THE PURCHASE PRICE

                  2.01 Purchase Price. The purchase price for the Shares (the "Purchase Price") is $8,700,000 in cash. The Purchase Price shall be allocated among the Shareholders as set forth in Schedule 2.01 attached hereto. The Purchase Price less the Indemnity Escrow Amounts) (as such term is defined in
Section 2.02), which shall be deposited with the Escrow Agent as provided below), shall be paid by check or wire transfer at the Closing to an account or accounts designated by the Shareholders at least two Business Days prior to the Closing. The deposit of the Indemnity Escrow Amount into escrow by the Purchaser and the payment by the Purchaser of the remainder of the Purchase Price as provided above shall constitute full and final payment of the Purchase Price to the Shareholders regardless of the ultimate disposition of the Indemnity Escrow Amount.

                  2.02 The Escrow Deposit. (a) Contemporaneously with the execution of this Agreement, the Purchaser, the Shareholders and Haythe & Curley and Shughart, Thomson & Kilroy, P.C., acting jointly (the "Escrow Agent"), will enter into escrow agreements, in the form attached hereto as Exhibit A (the "Indemnity Escrow Agreements"), and at the Closing, the Purchaser shall deposit $550,000 and $25,000, respectively, of the Purchase Price with the Escrow Agent by wire transfer of immediately available funds (the "Indemnity Escrow Amounts" and, together with all earnings thereon, collectively, the "Indemnity Escrow Deposits"). The Indemnity Escrow Deposits will be held, invested and disbursed as provided herein and in the applicable Indemnity Escrow Agreements.

                  (b) Subject to the terms and conditions hereof and of the applicable Indemnity Escrow Agreement, the Indemnity Escrow Deposits shall be applied as provided in Section 10.08 hereof and in the applicable Indemnity Escrow Agreement.

                  (c) Nothing in this Section 2.02, in Section 10.08 or in the Indemnity Escrow Agreements (including, without limitation, the expiration of the Indemnity Escrow Agreements in accordance with their terms) or otherwise shall limit the agreements and obligations of the parties hereto set forth herein, including, without limitation, pursuant to Section X hereof.

                                   SECTION III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                 AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS

                  The Company and each of the Shareholders hereby represent and warrant to, and covenant and agree with, the Purchaser, as of the date hereof and as of the Closing Date (as such term is defined in Section 7.01), that, except as set forth in the Company Disclosure Schedule delivered by the Company and the Shareholders to the Purchaser in connection with this Agreement:

                  3.01 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify could have a Material Adverse Effect. The Company does not have any subsidiaries, own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity, nor have any agreement with any person, firm or corporation or other entity to acquire any such capital stock or other proprietary interest. Accurate and complete copies of the certificate of incorporation, including all amendments thereto and restatements thereof, and by-laws of the Company and of the corporate minutes and the stock record books of the Company have been delivered to the Purchaser. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock are set forth in such stock record books. The Company has full power, authority and legal right and all material and necessary approvals, permits, licenses and authorizations to own its properties, to conduct its businesses and to enter into and consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by the Company pursuant hereto.

                  3.02 Authority. The execution and delivery by the Company of this Agreement and each other instrument or document required to be executed and delivered by the Company pursuant hereto, the performance by the Company of its covenants and agreements hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and each other instrument or document required to be executed and delivered by the Company pursuant hereto constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  3.03 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates or will violate any provision of the certificate of incorporation or by-laws of the Company or any statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority or other Permit, or conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien, acceleration right or other right pursuant to the terms of any Contract (as defined in Section 3.13) or Permit or will in any way affect the continuation, validity or effectiveness of any Contract or Permit. No consents, approvals or authorizations of, or designations, registrations, declarations or filings with or notices to, any Governmental Authority or any other person or entity (including, without limitation, pursuant to the terms of any Contract, Permit or otherwise) are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

                  3.04 Capitalization. The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, of which ___ shares are issued and outstanding. The Shares constitute all of the outstanding shares of capital stock of the Company. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and non-assessable and are owned beneficially and of record by the Shareholders as set forth in Schedule 3.04, in each case free and clear of all Liens. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company or any of the Shareholders is subject to or bound relating to the issuance, sale, transfer or redemption of shares of Common Stock or other securities of the Company and no person other than the Shareholders has any interest in the Common Stock of the Company. No shares of capital stock or other securities of the Company are reserved for any purpose. At the Closing, the Shareholders will deliver to the Purchaser good and valid title to the Shares free and clear of all Liens.

                  3.05  Financial Statements; No Undisclosed Liabilities.

                  (a) The Company and the Shareholders have delivered to the Purchaser the Company's balance sheets as at December 31, 1996, December 31, 1997 and December 31, 1998 and the related statements of income, retained earnings and of cash flows for the 12-month periods then ended (collectively, the "Annual Financial Statements") and the Company's balance sheet as at May 31, 1999 (the "Balance Sheet") and the related statements of income, retained earnings, and cash flows for the five-month period then ended (the "Interim Financial Statements" and collectively with the Annual Financial Statements and the financial statements required to be delivered prior to the Closing Date, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared from the books and records of the Company and in accordance with GAAP consistently applied and maintained throughout the periods indicated (subject in the case of the Interim Financial Statements to normal year-end adjustments and the absence of notes), and fairly present the financial condition of the Company as at their respective dates and the results of its operations for the periods covered thereby. The Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

                  (b) Except to the extent set forth in or reserved against in the Balance Sheet, and except for current liabilities (determined in accordance with GAAP consistently applied) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Company has no material liabilities or obligations of any nature, whether accrued, absolute, known or unknown, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account or not, and whether the amount thereof is readily ascertainable or not.

                  3.06 Absence of Certain Changes. Subsequent to December 31, 1998, there has not been with respect to the Company or the Business any (a) adverse or prospective adverse material change in the condition (financial or otherwise), results of operation, assets, properties, business or prospects; (b) damage or destruction (whether or not insured) affecting the assets, properties, business or operations; (c) labor dispute or threatened labor dispute involving any employee; (d) actual or threatened dispute with any customer or supplier or actual or threatened loss of business from any customer or supplier or, to the knowledge of the Company or any of the Shareholders, any event or circumstance which could reasonably be expected to result in any such dispute or loss of business; (e) material change in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts; (f) sale, assignment or transfer of any of the assets, except in the ordinary course of business, consistent with past practice; (g) cancellation of any debts or waivers of any claims or rights of substantial value; (h) agreements or commitments for capital expenditures in excess of $10,000 (individually or in the aggregate) for repairs or additions to property, plant, equipment or tangible capital assets; (i) change in any method of accounting or accounting principles; (j) increase in the compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any salesman, distributor, agent or employee other than increases in salary to its employees in the ordinary course of business, consistent with past practices; (k) any Liens with respect to any of the assets or the Business; (l) Contracts entered into requiring the payment by the Company of $10,000 or more; or (m) agreement or commitment to do any of the foregoing.

                  3.07 Accounts Receivable; Inventories. (a) All accounts receivable of the Company which are reflected in the Balance Sheet, and all such accounts receivable which will have arisen since the Balance Sheet Date are valid and shall have arisen only from bona fide arms-length transactions in the ordinary course of the business and shall be (or have been) fully collected within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof. All accounts receivable are fully and correctly reflected on the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the books and records of the

Company, in each case in accordance with GAAP and net of the allowance for doubtful accounts shown thereon. To the knowledge of the Company and each of the Shareholders, no basis exists for the assertion of any counterclaim or set-off or the repayment of any accounts receivable or payments heretofore received by the Company. Schedule 3.07 hereto accurately sets forth the amount of all commissions paid or due, and to whom paid or due, with respect to all accounts receivable by the Company as of the date hereof.

                  (b) The inventories reflected on the Balance Sheet, or thereafter acquired by the Company (and not subsequently disposed of in the ordinary course of business) ("Inventory" or "Inventories"), are sufficient for the requirements of the Business in the ordinary course and consist of items of a quality and quantity which are merchantable and fully usable in the normal course of the Business. The Inventory is salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company, conforms to the specifications established therefor, and has been manufactured in accordance with applicable regulatory requirements. Subject to the obsolescence reserves shown in the Financial Statements, the Inventory is not obsolete, damaged, slow-moving, defective or excessive. The values at which such Inventories are carried on the Balance Sheet, or in the case of Inventory acquired following the Balance Sheet Date on the books and records of the Company, reflect the normal inventory valuation policy of the Company (including the writing down of or reserving against the value of slow-moving or obsolete inventory) and stating Inventories at the lower of cost or market (on a first-in, first-out method), in each case in accordance with GAAP consistently applied.

                  3.08 No Dividends, Loans, etc. (a) Subsequent to December 31, 1998, the Company has not (i) declared or paid any dividend (whether in cash, in property or otherwise) or made any other distribution of any kind in respect of its capital stock, and the Company has no obligation (contingent or otherwise) to pay any dividends or make any other distribution of any kind, or (ii) purchased, redeemed or otherwise acquired or disposed of or issued any shares of capital stock or any notes, bonds or other securities of any kind and has no obligation (contingent or otherwise) to do any of the foregoing. The Company has paid on a timely basis (i) all amounts due and payable under Company Indebtedness, leases and other contractual obligations and (ii) all other amounts due and payable to any persons or entities. The Company does not have any outstanding loans or advances to any of the Shareholders or to any family member of any of the Shareholders, or to any affiliate of any such Shareholder.

                  (b) The Company has no Company Indebtedness, and as of the Closing Date all such Company Indebtedness and all Liens relating thereto shall be repaid in full and terminated.

                  3.09 Real Property Owned or Leased. (a) The Company owns no real property. A list and description of all real property leased to the Company or in which the Company has any interest is set forth in Schedule 3.09 of the Company Disclosure Schedule (the "Real Property"). All such leased Real Property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company. True and complete copies of all such leases, together with any amendments thereto, have been delivered to the Purchaser. Neither the Company nor any of the Shareholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Schedule 3.09 of the Company Disclosure Schedule. Neither the Company nor any of the Shareholders has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                  (b) (i) Neither the Company nor any of the Shareholders has received any written notice of, nor are any of them aware of, any violation of any laws, rules, regulations or ordinances relating to the Real Property or requesting or requiring the performance of any repairs, alterations or other work in order so to comply.

                           (ii) Neither the Company nor the Shareholders has
received any written notice of, and none of them has any knowledge of, any currently proposed or pending assessment for public improvements or of any condemnation, taking by eminent domain or similar proceedings with respect to any portion of the Real Property.

                           (iii) The buildings and other improvements
constituting a part of the Real Property have no material structural, roof or other defects and such buildings and improvements (including, without limitation, all plumbing, heating, electrical, air conditioning, ventilation and other mechanical systems and equipment) are in good working order, condition and repair, normal wear and tear excepted.

                           (iv) The Real Property (and uses to which it is put)
conforms in all material respects with all applicable laws, rules, ordinances, regulations and all applicable agreements to which the Company is a party or by which the Real Property is subject to or bound, including, without limitation, those relating to zoning, environmental, health and safety standards and the rules and regulations relating thereto.

                  3.10 Title to Assets; Condition of Property. (a) The Company has good, valid and marketable title to all of its properties and assets, real, personal and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Balance Sheet (except for assets leased under leases set forth in Schedules 3.09 or 3.13 of the Company Disclosure Schedule, and except for accounts receivable collected upon and Inventory disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practices), free and clear of all Liens except for the Liens listed on Schedule 3.10 of the Company Disclosure Schedule securing certain equipment used by the Company and described thereon (the "Permitted Equipment Liens") and Permitted Encumbrances (collectively, "Permitted Liens").

                  (b) The assets and properties (including, without limitation, all equipment and the improvements, fixtures and appurtenances on or to the Real Property) owned or leased by the Company pursuant to written leases set forth in
Schedule 3.13 of the Company Disclosure Schedule are in good operating condition and repair, normal wear and tear excepted, and have been maintained and serviced in accordance with the prudent conduct of business, are suitable for the purposes for which they presently are being used and constitute all of the assets and properties used in the operations of, and necessary to operate, the Business as presently conducted. None of the assets or properties owned or leased by the Company (or uses to which they are put) fails to conform in any material respect with any applicable agreement, law, ordinance or regulation. Except with respect to assets leased pursuant to valid leases set forth in
Schedule 3.13 of the Company Disclosure Schedule, the Company owns all the properties and assets located at or on the Real Property and owns all of the properties and assets necessary for the conduct of the Business.

                  (c) There are no defects in the design or manufacture of any of the Products sold by the Company or on hand to be sold which could give rise to any liabilities or obligations which could result in a Material Adverse Effect. Section 3.10(c) of the Company Disclosure Schedule lists all product recalls by the Company.

                  3.11 Taxes. (a) The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it and has paid all taxes, including, but not limited to, income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects. There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. No deficiency in Taxes of the Company or for any period has been asserted by any taxing authority which remains unpaid at the date hereof. No Tax Returns of the Company have ever been audited. No written inquiries or notices have been received by the Company from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof, and the Company does not have any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Returns or Tax periods. There are no assessments relating to the Company's Tax Returns pending or threatened. The Company has delivered to the Purchaser copies of the federal and state income (or franchise) Tax Returns filed by the Company for the past three years. The Company has never elected, pursuant to Section 1362 of the Code, to be treated as an S corporation as that term is defined in Section 1361 of the Code, for federal and any applicable state and local tax purposes. The Company is not, and has never been, the common parent or, except with Child Health Investment Corporation ("CHIC"), a member of any affiliated group of corporations filing a consolidated federal income tax return, and is not a party to any tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any third party.

                  (b) The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company as of the close of the period covered by the Financial Statements. Adequate accruals and reserves have been made in the Financial Statements and the books and records of the Company for the payment of all unpaid federal, state, local and other Taxes of the Company for all periods through the respective dates thereof, and through the Closing Date, whether or not yet due and payable and whether or not disputed by the Company, and nothing has occurred subsequent to the dates of such Financial Statements or such accruals or reserves in such books and records which make such accruals and reserves inadequate.

                  3.12  Compliance with Applicable Law; Permits; Authorizations.

                  (a) General. The Company is not in default under, nor has it failed to comply with or is otherwise in violation of, any law, statute, ordinance, regulation or any order, judgment or decree of any court or other Governmental Authority, and the Real Property is in compliance with all laws, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority except where such default or failure to comply (individually or in the aggregate) could not have a Material Adverse Effect. Neither the Company nor any of the Shareholders has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither the Company nor any of the Shareholders has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) Permits. Set forth in Schedule 3.12 hereto is a complete and accurate list of all Permits held by the Company. The Permits set forth in
Schedule 3.12 hereto are all the Permits required for the conduct of the Business. All the Permits set forth in Schedule 3.12 hereto are in full force and effect and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or states of fact which with notice or lapse of time or both would constitute a default by the Company.

                  (c) Environmental. (i) The Company, and each of the Shareholders, has duly complied with, and the Business is conducted and has been conducted in compliance with, all Environmental Laws.

                    (ii) The Company has been issued all required federal, state and local permits, licenses, certificates and approvals relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions,
(D) solid or liquid waste disposal, (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant", (2) petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources and (3) any "medical waste" as defined in any of the Environmental Laws or the disposition of which is regulated by any law, ordinance or regulation)), or (F) other environmental matters (collectively, "Hazardous Substances").

                   (iii) Neither the Company nor any of the Shareholders has received notice of, nor does the Company nor any of the Shareholders know of any facts which might give rise to, any Environmental Claim made or threatened against or affecting the Company.

                    (iv) Neither the Company nor the Shareholders (or any of them) nor, to the knowledge of the Company and the Shareholders, any other person or entity has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Hazardous Substances, arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Hazardous Substances, which might give rise to any liability or corrective or remedial obligation under any Environmental Laws, in each case, with respect to the Real Property or any other real property.

                    (v) To the knowledge of the Company and the Shareholders, no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at the Real Property.

                    (vi) None of the Real Property, nor any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as referred to in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

                  3.13 Contractual and Other Obligations; Customers and Suppliers. (a) Set forth in Schedule 3.13 of the Company Disclosure Schedule is a correct and complete list of all material contracts, agreements, licenses, leases, guarantees (or other agreements relating to contingent obligations of the Company, arrangements (written or oral) and other material documents to which the Company is a party or by which the Company, any of the assets or properties of the Company is subject to or bound including, without limitation, all amendments thereto; all of the foregoing described in this Section 3.13, together with all other contracts, contingent or other obligations, purchase orders, leases, licenses, commitments, plans, insurance policies, and other agreements, instruments or documents to which the Company or any of its assets or properties is subject to or bound, being herein collectively referred to as the "Contracts" and singularly referred to as a "Contract." For purposes of this
Section 3.13, "material" shall mean a contract which provides for payments to or by the Company in excess of an aggregate of $10,000.

                           (b) The Company is not in default under any Contract
and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time or both would constitute a default under any Contract which would have a Material Adverse Effect. To the knowledge of the Company and each of the Shareholders, no other party to any Contract is in default thereunder. Each of the Contracts has been entered into in the ordinary course of business and is at arms' length. The Company has delivered to the Purchaser true and complete copies of each written, and true and complete written descriptions of each oral, Contract. Each material Contract is in full force and effect and is a legal, valid and binding obligation of each party thereto, subject to bankruptcy and creditors' rights laws and general principles of equity. The Company is a party to each Contract either directly or through a legal, valid and effective assignment which has been entered into in accordance with the terms of such Contract and which is binding and enforceable against the assignor and each other party to each such Contract.

                           (c) There exists no actual or, to the knowledge of
the Company or any of the Shareholders, threatened (or facts which might reasonably be anticipated to result in a) termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Company with any of the ten largest customers of the Company in the conduct of the Business (measured by dollar volume of net sales) during the 12-month period ended April 30, 1999 or with any of the ten largest suppliers of the Company in the conduct of the Business (measured by dollar volume of expenditures by the Company) during the 12-month period ended April 30, 1999. There exists no condition or state of facts or circumstances known to the Company or any of the Shareholders involving customers or suppliers of or to the Company which could materially affect the Business after the consummation of the transactions contemplated by this Agreement.

                  3.14 Compensation. Set forth in Schedule 3.14 of the Company Disclosure Schedule is a complete and accurate list of (a) all agreements, plans, arrangements or commitments with employees, shareholders, consultants, independent contractors, sales representatives, agents or any family members of any employee, shareholder, consultant or agent, with regard to compensation, benefits or perquisites and (b) all full-time and part-time employees and their respective positions, job categories and salaries. All bonuses heretofore granted to employees have been paid in full to such employees. Neither the execution of this Agreement nor the transactions contemplated by this Agreement will result in any liability for severance pay or similar payment requirements to any employee, sales representative, independent contractor, consultant, distributor agent or affiliate of the Company.

                  3.15 Employee Benefit Plans. Set forth in Schedule 3.15 of the Company Disclosure Schedule is a list of all pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans which the Company maintains or sponsors or to which the Company contributes. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply with all material requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable law, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any material liability on the part of the Company or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all material requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. The Company has furnished to the Purchaser copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans for the three plan years prior to the date hereof, and will furnish the Purchaser with copies of any of the foregoing so filed after the date hereof. Such financial statements and actuarial reports and annual reports and returns are and shall be true, correct and complete and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                           (i) The Company does not maintain, sponsor or
                  contribute to, and has never withdrawn from, maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA);

                           (ii) Each Benefit Plan intended to be qualified under
                  Section 401(a) of the Code has received a favorable determination letter from the

                  Internal Revenue Service as to its qualification under Section 401(a) of the Code;

                           (iii) No "prohibited transaction" (within the meaning
                  of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

                           (iv) No provision of any Benefit Plan or of any
                  agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                           (v) No policy, plan, program, arrangement,
                  understanding or agreement exists which could result in the payment by the Company or the Purchaser of money or any other property or rights or accelerate or provide any other rights or benefits, to any employee of the Company that would not have been required but for the consummation of the transactions contemplated herein;

                           (vi) There are no contributions which are or
                  hereafter will be required to be made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

                           (vii) Other than claims in the ordinary course for
                  benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances (including without limitation arising out of the operation or termination of any Benefit Plan) which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto);

                           (viii) All reports, returns and similar documents
                  with respect to the Benefit Plans required to be filed with any Governmental Authority have been so filed on or before their due date or, if not currently due, will be filed when due;

                           (ix) The Company has no obligation to provide health
                  or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. The Company has complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder; and

                           (x) The Company is not a party to any agreement,
                  contract or arrangement that would result, separately or in the aggregate, in any payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  3.16 Labor Relations. There have been no violations, such as would have a Material Adverse Effect, of any Federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving the Company or the Business. No issue with respect to union representation is pending or threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company. The Company has complied with the Workers Adjustment and Retraining Notification Act, to the extent applicable.

                  3.17 Insurance. The Company maintains insurance policies covering all of the assets and properties of the Company (including, without limitation, all of the Real Property) and the various occurrences which may arise in connection with the operation of the Business. Such policies are in full force and effect, all premiums due thereon have been paid in full and the Company has complied in all material respects with the provisions of such policies. A complete and accurate list of all insurance policies of the Company is set forth in Schedule 3.17 of the Company Disclosure Schedule. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. The Company has not had any casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance and neither the Company nor any of the Shareholders is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available which is not fully insured. All claims against the Company covered by insurance have been reported to the insurance carrier on a timely basis and are listed on Schedule 3.17 of the Company Disclosure Schedule.

                  3.18 Conduct of Business; Allowances. The Company is not restricted from conducting the Business in any manner or location by agreement or court decree. The Company has no obligation outside of the ordinary course of business to make allowances to any customers. The Business is conducted entirely through the Company

(and not through any other subsidiary, affiliate, partner or any other person or entity) and the Company conducts no other business other than the Business.

                  3.19 Patents, Trademarks, Etc. Set forth in Schedule 3.19 of the Company Disclosure Schedule is a list and brief description of each of the Company's patents, registered and common law trademarks, service marks, trade names, copyrights and other similar rights and applications for and all contracts, agreements, licenses or other rights with respect to each of the foregoing. The Company owns all unencumbered right, title and interest in and to all such proprietary rights of the Company. The proprietary rights listed on
Schedule 3.19 of the Company Disclosure Schedule are all such rights necessary to the conduct of the Business as currently conducted; no adverse claims have been made and no dispute has arisen with respect to any of said proprietary rights; the operation of the Company and the use by the Company of its proprietary rights do not involve infringement of any patent, trademark, service mark, trade name, copyright, agreement, license or similar right; and neither the Company nor any of the Shareholders has received any notice or has any knowledge of any claimed conflict with respect to any of the foregoing, nor is the Company or any of the Shareholders aware of any claim or assertion that any of the foregoing proprietary rights are invalid or defective in any way or aware of any facts or prior act upon which such a claim or assertion could be based. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will in any way affect the continuation, validity or effectiveness of any such proprietary rights or any contract, agreement, license or other right referred to in Schedule 3.19 or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any party or third party in respect of any such proprietary rights, contract, agreement, license or other right.

                  3.20 Power of Attorney; Bank Accounts. The Company has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever. Set forth in Schedule 3.20 of the Company Disclosure Schedule is a complete and accurate list of (i) the name of each institution in which the Company has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all persons authorized to draw thereon or have access thereto and (ii) all marketable securities and all other notes or other obligations evidenced by written instruments and attributable to, or utilized in, any aspect of the Business and reflected in the Financial Statements or thereafter acquired by the Company.

                  3.21 No Foreign Person. None of the Shareholders is a foreign person within the meaning of Section 1445(b)(2) of the Code.

                  3.22 Books and Records. The books and records of the Company are complete and correct in all material respects, have been maintained in accordance with GAAP consistently applied and in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the

Company set forth in the Financial Statements. True and complete copies of all of such books and records have been made available for inspection by the Purchaser and its representatives.

                  3.23 Litigation; Disputes. Set forth in Schedule 3.23 of the Company Disclosure Schedule is a list of claims, disputes, actions, suits, investigations or proceedings pending or, to the knowledge of the Company or any of the Shareholders, threatened against or affecting the Company, the Business, any of the Real Property or any of the other properties or assets of the Company, or in respect of any Environmental Claim. None of the matters set forth in Schedule 3.23 could (individually or in the aggregate), if adversely determined against the Company, have a Material Adverse Effect. To the knowledge of the Company and the Shareholders, there is no reasonable basis for any such claim, dispute, action, suit, investigation or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority.

                  3.24 Insider Interests; Intercompany Transactions. No present or former shareholder, partner, principal, officer, director, employee or affiliate of the Company or any immediate or other family member of any such person or any person, corporation, partnership, trust or other entity in which any such person is an officer, director, principal, partner or stockholder (a) is presently a party to any transaction or arrangement with the Company, (b) owns any interest in any of the assets or properties of the Company, (c) owns any interest in, controls or is an employee, officer, director or agent of, or consultant to any other entity which is a competitor, supplier, customer, vendor, landlord or tenant of the Company or (d) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Company.

                  3.25 Year 2000 Compliance. The Company has conducted a review and assessment of its computer hardware and software and has implemented a program to analyze and address the risk that its computer hardware and software may be unable to recognize and properly execute data-sensitive functions involving certain dates prior to and any dates after December 31, 1999 (the "Year 2000 Problem"). Its computer hardware and software are and will be able to process all date information prior to and after December 31, 1999, without any errors, aborts, delays or other interruptions in operations associated with the Year 2000 Problem that could result in a Material Adverse Effect.

                  3.26 Brokers. No broker, investment banker or other person, other than Brown Brothers Harriman & Co. (the fees and expenses of which will be paid by the Shareholders), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                  3.27 FDA and Related Matters. (a) The Company has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, the Food and Drug Administration ("FDA") or any other governmental entity that is concerned with the safety, efficacy, reliability or manufacturing of the medical products sold by the Company (hereinafter in this Section 3.27 "Medical Device Regulatory Agencies") pursuant to applicable requirements of all FDA laws, rules and regulations, and all corresponding state and foreign laws, rules and regulations applicable to the Company and the Business. All representations made by the Company in connection with any such consents, approvals, certifications, authorizations, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made, and the Company's products comply with, and perform in accordance with the specifications described in, such representations. The Company is in compliance with all applicable FDA laws, rules and regulations, and all corresponding applicable FDA laws, rules and regulations (including Good Manufacturing Practices and Medical Device Reporting requirements) relating to medical device manufacturers and distributors or otherwise applicable to Business, except where any such non-compliance would not have a Material Adverse Effect. The Company has no reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the Business has been revoked or challenged. There are no investigations or inquiries pending or, to the knowledge of the Company and the Shareholders, threatened relating to the operation of the Business or the Company's compliance with applicable laws relating to the Business.

                  (b) Schedule 3.27 of the Company Disclosure Schedule sets forth a complete and accurate list, referencing relevant records and documents, for the last five years, of (i) all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 notices and similar letters or notices issued by any Medical Device Regulatory Agencies; (ii) all United States Pharmacopoeia product problem reporting program complaints or reports, MedWatch FDA forms 3500 and device experience network complaints received by the Company and all Medical Device Reports filed by the Company, which complaints or reports (A) pertain to any incident involving death or serious injury, and for which incident there has been any of (x) a notice or follow-up inquiry to the Company by the FDA, (y) a litigation or arbitration claim or cause of action commenced, or (z) a notice to any insurance carrier or the Company tendering the defense or giving any notice of a possible or actual claim again the Company, and (B) or are material to the conduct of the Business; (iii) all product recalls and safety alerts conducted by or issued to the Company and any requests from the FDA or any Medical Device Regulatory Agency requesting the Company to cease to investigate, test or market any product, which recalls, safety alerts or requests are in the aggregate material to the conduct of the Business; (iv) any civil penalty actions begun by FDA or any Medical Device Regulatory Agency against the Company and known about by the Company and all consent decrees issued with respect to the Company; and
(v) any other written communications between the Company, on the one hand, and the FDA or any Medical Device Regulatory Agency, on the other hand, which communications are material to the conduct of the Business. The Company has delivered to the Purchaser copies of all documents referred to in Schedule 3.27 of the Company Disclosure Schedule as well as copies of the complaints and other information required to be maintained by the Company pursuant to 21 CFR Section 820, to the extent that such complaints or other information relate to events that would in the aggregate have a Material Adverse Effect.

                  (c) For purposes of this Section 3.27, the term "Material Adverse Effect" includes (i) any material injunction or criminal action or proceeding against or involving the Company and (ii) any requirement that executive officers of the Company or the Purchaser be subjected to a consent decree or become individually involved in any proceeding in clause (i) above.

                  3.28 Disclosure. No representation or warranty made under this Agreement (including the Exhibits and Schedules hereto) or any certificate or other document delivered by the Company or any of the Shareholders or any representative thereof pursuant hereto, and none of the information furnished by the Company or any of the Shareholders set forth herein, including the Exhibits or Schedules hereto, or in any document delivered by the Company, any of the Shareholders or any representative thereof to the Purchaser or any representative of the Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                   SECTION IV

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                       AND AGREEMENTS OF THE SHAREHOLDERS

                  Except as set forth in the Company Disclosure Schedule, each of the Shareholders, severally and not jointly, hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date hereof and as of the Closing Date that:

                  4.01 Authority. Such Shareholder has all necessary power, authority and legal right to execute and deliver this Agreement and each other instrument or document required to be executed and delivered by such Shareholder pursuant hereto and to perform such Shareholder's covenants and agreements hereunder and thereunder, and this Agreement and each other instrument or document required to be executed and delivered by such Shareholder pursuant hereto constitutes a valid and legally binding obligation of such Shareholder, enforceable against such person in accordance with its terms.

                  4.02 Ownership of Shares. Such Shareholder owns all of the shares of Common Stock set forth opposite such Shareholder's respective name in Column B on Schedule 3.04 hereto. The shares listed on Schedule 3.04 represent all of the issued and outstanding shares of Common Stock, free and clear of all Liens (including without limitation any restriction on the right to vote, sell or otherwise dispose of the Shares). Each of the Shareholders has the unrestricted right to transfer the Shares owned by such Shareholder to the Purchaser and, upon transfer of such Shares to the Purchaser hereunder, the Purchaser will acquire good, valid and marketable title to such Shares, free and clear of all Liens.

                  4.03 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by such Shareholder pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority or other Permit, or conflicts with or will result in any breach or modification of any of the terms of or constitute a default under or result in the termination of or the creation of any Lien, acceleration right or other right pursuant to the terms of or will in any way affect the continuation, validity or effectiveness of any contract or agreement to which such Shareholder is a party or by which such Shareholder's or any of such Shareholder's assets or properties is bound or any Permit. No consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by such Shareholder pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

                                    SECTION V

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                         AND AGREEMENTS OF THE PURCHASER

                  The Purchaser hereby represents and warrants to, and covenants and agrees with, the Company and the Shareholders, as of the date hereof and as of the Closing Date that:

                  5.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Shares.

                  5.02 Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  5.03 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Purchaser pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, violates or will violate any provision of the certificate of incorporation or by-laws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or other Governmental Authority or other Permit, or conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien, acceleration right or other right pursuant to the terms of any contract or Permit or will in any way affect the continuation, validity or effectiveness of any contract or Permit. No consents, approvals or authorizations of, or designations, registrations, declarations or filings with or notices to, any Governmental Authority or any other person or entity (including, without limitation, pursuant to the terms of any contract, Permit or otherwise) are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Purchaser pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

                  5.04 Brokers. No broker, investment banker or other person, other than Tucker Anthony Cleary Gull (the fees and expenses of which will be paid by the Purchaser), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                   SECTION VI

                    ADDITIONAL COVENANTS OF THE SHAREHOLDERS,
                          THE COMPANY AND THE PURCHASER

                  6.01 Publicity. The Company and each of the Shareholders covenant and agree that any and all publicity (whether written or oral) and notices to third parties concerning the sale of the Shares, and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser. All of the parties hereto agree that there shall be no publicity (whether written or oral) containing the name of CHIC without the prior written approval of CHIC, except where such publicity is required by law.

                  6.02 Confidential Information. The Shareholders acknowledge that after the Closing the Purchaser and the Company could be irreparably damaged if the Shareholders' Confidential Knowledge of the Company or the Business were disclosed to or utilized on behalf of any person, firm, corporation or other business entity other than the Purchaser or its affiliates, and each of the Shareholders covenants and agrees that none of them will, following the Closing Date, without the prior written consent of the Purchaser, disclose (or permit to be disclosed) or use in any way any such confidential information, unless compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law. "Confidential Knowledge" shall mean any trade secrets, processes, policies, budgets, plans, records, customer lists, employee lists, market reports, business manuals, and other information regarding the Business of the Company which is treated as confidential information of the Company and which is not generally available to the public. "Confidential Knowledge" does not include (a) information which is or becomes generally available to the public other than as a result of a disclosure by the Shareholders in violation of this Agreement, or (b) any information which any Shareholder is required by law to disclose to any governmental authority or in connection with any judicial proceedings.

                  In the event that any of the Shareholders is requested or required (by deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any Confidential Knowledge, such Shareholder shall provide the Purchaser with prompt written notice of any such request or requirement so that the Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.02. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Purchaser, such Shareholder is nonetheless legally compelled to disclose Confidential Knowledge to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Shareholder may, without liability hereunder, disclose to such tribunal that portion of Confidential Knowledge which such Shareholder is legally required to disclose.

                  6.03 Tax Matters. (a) The Shareholders and the Purchaser acknowledge and agree that, for Federal income tax purposes, the taxable year of the Company will close on the Closing Date and that, for certain state income tax purposes, the taxable year of the Company may also close on the Closing Date. CHIC shall be responsible for preparing and filing any and all of the income Tax Returns, reports and declarations that include the Company for the periods ending on or before the Closing Date, and shall be responsible for and shall pay all Taxes payable by the Company with respect to such Tax Returns, the determination of which income taxes shall be solely within CHIC's control; provided, however, that all such Tax Returns shall be prepared, and all Taxes shall be calculated, lawfully and in a manner consistent with past practice and CHIC shall not make any Tax elections or change any Tax accounting methods (to the extent such changes would be binding on the Purchaser) without the express written consent of the Purchaser. Purchaser shall cooperate with and assist CHIC (including, without limitation, allowing access by CHIC and its representatives (including its counsel and independent auditors) to the books and records (written and computer) of the Company and allowing CHIC at its sole cost to make copies thereof) in connection with the preparation by CHIC of any income Tax Returns, reports and declarations required to be prepared by CHIC hereunder.

                  (b) Except as provided in clause (a) of this Section 6.03, the Purchaser agrees to cause the Company to file all Tax Returns, reports and declarations not related to income taxes required to be filed by the Company after the Closing Date and to pay all Taxes due and payable by the Company after the Closing Date, including any Taxes (other than income taxes) that accrued prior to the Closing Date or that are otherwise allocable to any Seller Tax Period that does not end on or before the Closing Date. CHIC shall be given the opportunity to review, comment upon and suggest changes or corrections to, any Tax Returns, reports and declarations covered by this Section 6.03(b) which include any Seller Tax Period (and the work papers of the Company and its accountants used in the preparation thereof), in each case prior to the filing thereof (but in no event less than 30 days prior to such filing), if such Tax Return requires payment of any Taxes in excess of the amount accrued therefor by the Company as of the Closing.

                  (c) Any refunds or credits of Taxes of the Company for any Seller Tax Period shall be for the account of CHIC. Applications for refunds of Taxes, and the filing of amended Tax Returns with respect to any Seller Tax Period shall be made and prosecuted only by CHIC. The Purchaser shall provide and shall cause the Company to provide to CHIC full cooperation and assistance in connection with any application for refund or amendment made or proposed to be made by CHIC as shall be requested by CHIC, including by causing the Company to authorize by appropriate powers of attorney such person as CHIC shall designate to represent the Company with respect to such refund claim, without charge for any cost or expense for assistance rendered by officers and employees of the Company in connection therewith. CHIC shall not seek any Tax refund, or amend any Tax Return, which would have the effect of increasing the Taxes of the Company for any taxable period (or portion thereof) beginning after the Closing Date. Neither the Purchaser nor the Company shall amend, or take any similar action with respect to, any Tax Return filed by CHIC or by the Company with respect to any Seller Tax Period without the prior written consent of CHIC; provided that the foregoing shall not apply to any amended Tax Return which may be required by law following resolution of a Tax dispute conducted in accordance with this Agreement. The Purchaser shall or shall cause the Company to forward to CHIC any refund of Taxes of the Company allocable to any Seller Tax Period within five days after such refund is received (or reimburse CHIC for any credit within five days after the credit is allowed or applied against other Tax liability). Notwithstanding anything contained herein to the contrary, nothing herein shall preclude the Purchaser from carrying back losses to pre-Closing Tax periods to the extent that such action does not reduce any attributes or Tax benefits of CHIC.

                  (d) The Purchaser shall not file an election (or cause a deemed election) under Section 338 of the Code with respect to its acquisition of the Company.

                  (e) Except as required by law, without CHIC's prior written consent, neither the Purchaser nor the Company shall take any position on any Tax Return, report or other declaration for any taxable period which might result in any:

                           (1) increase in Tax (over accruals therefor on the
                  books and records of the Company as of the Balance Sheet Date) for any Seller Tax Period in:

                                    (A) the liability of CHIC or the Company in
                           respect of the consolidated Federal income Tax liabilities, or any state consolidated, combined or unitary income Tax liabilities, of

                           CHIC's tax group, as applicable, for periods while the Company was part thereof; or

                                    (B) the liability of CHIC or the Company in
                           respect of any separate state, local or foreign Tax of the Company; or

                           (2) reduction in any Tax attributes to which CHIC or
                  the Company may be entitled with respect to any Seller Tax Period.

                  (f) All Taxes with respect to the income, property or operations of the Company that relate to any taxable year or period beginning before and ending after the Closing Date shall be apportioned between the Seller Tax Period and the period beginning the day after the Closing Date as follows:
(A) in the case of Taxes other than income and sales or use Taxes, on a per diem basis, and (B) in the case of income Taxes (including income Taxes based on capital or other alternative bases) and sales or use Taxes, as determined from the books and records of CHIC and the Company in question, as though the taxable year of the Company terminated on the Closing Date, and based on the accounting methods, elections and conventions used by CHIC and the Company in prior years.

                  6.04 Tax Reimbursement. Within 90 days following the Closing, the Purchaser shall pay to CHIC the portion of Company Indebtedness attributable to tax liabilities of the Company through the Closing Date, subject to documentation of such amount by CHIC to the reasonable satisfaction of the Purchaser.

                  6.05 CHCA Agreement. In order to induce the Purchaser to enter into this Agreement, Child Health Corporation of America ("CHCA"), an affiliate of CHIC, agrees with Purchaser and the Company to (a) use its best efforts to continue purchases of Products by CHCA member hospitals from the Company consistent with past practices and, in furtherance thereof, agrees to use its best efforts to enter into an agreement with the Company and the Purchaser providing that the Company shall be the exclusive provider to CHCA member hospitals of products which are within the line of Products sold by the Company,
(b) for a period of one (1) year commencing on the date of the Closing, not enter into any contracts for the purchase of pulse oximeter products other than with the Purchaser, (c) negotiate a contract with the Purchaser for the Purchaser to be the exclusive provider to CHCA member hospitals of certain products including non-invasive cardiac output monitors (NICO), respiratory profile monitors (COSMO Plus!) and transcutaneous monitors, provided that such product purchases will not conflict with existing contracts of CHCA, and (d) continue current Company educational programs for CHCA neonatal intensive care units and the continued funding of such programs at $10,000 per year for three years following the Closing. The Purchaser shall issue to CHCA warrants ("Warrants") to purchase 25,000 shares of common stock, $.01 par value, of the Purchaser (the "Purchaser Common Stock") in order to induce CHIC, which is an affiliate of CHCA, to enter into this Agreement and to consummate the purchase and sale of the Common Stock contemplated by this Agreement, such Warrants to
(i) have an
exercise price equal to the fair market value of the Purchaser Common Stock on the date of Closing (determined by averaging the closing price of the Purchaser Common Stock on the NASDAQ Stock Market over the ten (10) day period ending on the date hereof, (ii) have a term of five (5) years from the date of Closing; and (iii) be exercisable in whole or in part at any time during the term of the Warrants.

                                   SECTION VII

                                     CLOSING

                  7.01 Time and Place of Closing. The closing of the purchase and sale of the Shares (the "Closing") shall be held at 10:00 A.M. at the offices of Haythe & Curley, 237 Park Avenue, New York, New York on the later of
(a) June 30, 1999 or (b) within five (5) Business Days after the conditions precedent set forth in Sections VIII and IX hereof have been satisfied or waived, or, in any event, at such other time, date and place as the parties shall mutually agree (the "Closing Date").

                  7.02 Delivery of Shares. Delivery of the Shares shall be made by each of the Shareholders to the Purchaser at the Closing by delivering one or more original certificates in negotiable form, representing the Shares. Each such certificate evidencing the Shares shall be duly endorsed in blank, or be accompanied by stock transfer powers duly executed in blank, and shall be accompanied by all requisite documentary or stock transfer taxes affixed thereto and cancelled.

                                  SECTION VIII

               CONDITIONS TO THE SHAREHOLDERS' OBLIGATION TO CLOSE

                  The obligations of each of the Shareholders to sell the Shares and for each of them to otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Shareholders (acting jointly) in their sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the Closing:

                  8.01 No Litigation. No action, suit or proceeding against the Company, the Business or any of the Shareholders relating to the consummation of any of the transactions contemplated by this Agreement including, without limitation any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  8.02 Representations, Warranties and Covenants. The Purchaser shall deliver to the Shareholders a certificate dated the date of the Closing to the effect that the representations and warranties made by the Purchaser herein are true and correct in all material respects as of the date hereof.

                                   SECTION IX

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                  The obligation of the Purchaser to purchase the Shares and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company and the Shareholders hereby agree to use their respective best efforts to satisfy at or prior to the Closing:

                  9.01 No Litigation. No action, suit or proceeding against the Company, the Business, any of the Shareholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement shall be pending or threatened.

                  9.02 Representations, Warranties and Covenants. The Company and each of the Shareholders shall deliver to the Purchaser a certificate of the Chief Financial Officer of the Company dated the date of the Closing to the effect that the representations and warranties set forth in Section 3.05 are true and correct in all material respects as of the date hereof. The Company and each of the Shareholders shall deliver to the Purchaser a certificate of an appropriate officer of the Company dated the date of the Closing to the effect that all other representations and warranties made by the Company and each of the Shareholders herein are true and correct in all material respects as of the date hereof.

                  9.03 Other Certificates. The Purchaser shall have received such other certificates (including good standing and tax clearance certificates and certified copies of the Company's certificate of incorporation and by-laws), instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  9.04 Opinion of the Company's and the Shareholders' Counsel. The Purchaser shall have received opinions of Heller, Levin & Seksay, P.C. and Shughart, Thomson & Kilroy, P.C., counsel for the Company and the Shareholders, in each case delivered to the Purchaser pursuant to the instructions of the Company and the Shareholders, dated the date of the Closing, in form and substance satisfactory to the Purchaser and its counsel, and substantially in the form of Exhibit B hereto.

                  9.05 Sale of All the Shares. All the Shares shall be sold and delivered to the Purchaser (or its designee) at the Closing free and clear of all Liens.

                  9.06 Resignations. The Company shall have delivered to the Purchaser resignations of all the officers and directors of the Company, such resignations to be effective as of the Closing.

                  9.07 Consents. The Purchaser shall have received evidence satisfactory to the Purchaser of receipt by the Company and the Shareholders of the consents of third parties as set forth in Schedules 3.03 and 4.03 hereto, in each case which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser, the Company or the Business and shall be in form and substance reasonably satisfactory to the Purchaser.

                  9.08 Consulting and Employment Agreements. Read McCarty shall have entered into a consulting agreement with the Purchaser in the form attached hereto as Exhibit C-1 and Catherine N. Bush and Paul S. Valentine shall have entered into employment agreements with the Purchaser in the form attached hereto as Exhibits C-2 and C-3, respectively.

                  9.09 Certain Obligations. The Shareholders shall have paid, or caused to be terminated, in either case on terms satisfactory to the Purchaser, all obligations of the Company for the payment of (a) severance payments to employees of the Company, in excess of one week's salary per year of service (subject to minimum severance of two (2) weeks' salary), (b) retention bonuses to employees of the Company and (c) success fees to employees of the Company.

                                    SECTION X

                                 INDEMNIFICATION

                  10.01 Indemnification by the Shareholders. From and after the Closing Date, each of the Shareholders, severally in accordance with their respective Percentage Interests set forth in Schedule 3.04 hereto, shall indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of (a) the breach by the Company or any of the Shareholders of any of their covenants, agreements or obligations hereunder or under any of the other certificates, agreements or other documents delivered by any such person in connection herewith, (b) the breach or inaccuracy of any of the representations or warranties made by the Company or any of the Shareholders herein (including in any Exhibit or Schedule hereto) or in any certificate, agreement or other document delivered pursuant hereto by the Company or any of the Shareholders or (c) the claim described in the first paragraph of Section 3.23 of the Company Disclosure Schedule (the "Section 3.23 Claim").

                  10.02 Indemnification by the Purchaser. From and after the Closing Date, the Purchaser shall indemnify and hold harmless each of the Shareholder Indemnified Parties from and against any and all Damages sustained or incurred by any of the Shareholder Indemnified Parties in connection with or by reason of (a) the breach by the Purchaser of any of its covenants, agreements or obligations hereunder or under any of the other certificates, agreements or other documents delivered by the Purchaser in connection herewith or (b) the breach or inaccuracy of any of the representations or warranties made by the Purchaser herein or in any certificate, agreement or other document delivered pursuant hereto by the Purchaser.

                  10.03 Procedure for Indemnification. (a) In the event that any Shareholder Indemnified Party, on the one hand, or any Purchaser Indemnified Party, on the other hand, shall sustain or incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section X or any other provision of this Agreement (each, an "Indemnification Matter"), the party indemnified hereunder (the "Indemnitee") shall notify the party(s) providing indemnification (collectively, the "Indemnitor") by sending written notice to the Indemnitor (each, an "Indemnity Notice"). In the case of an Indemnification Matter involving a third party claim, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given within 60 days after the discovery by an Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify.

                  (b) In the case of third party claims, the Indemnitee shall give the Indemnitor a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional and diligent manner),
(ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim which is solely for money damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, and shall not settle any other such third party claim without the prior written consent of the Indemnitee (including, without limitation, if such claim seeks or such settlement imposes equitable remedies or injunctive relief on the Indemnitee), and (iii) to employ counsel designated by the Indemnitor (which counsel shall not be an employee of the Indemnitor or any affiliate thereof) and reasonably satisfactory to the Indemnitee to contest any such claim or liability in the name of the Indemnitee or otherwise. In the case of third party claims, the Indemnitor shall, within 20 days of receipt of an Indemnity Notice of such claim (the "Indemnity Notice Period"), give written notice to the Indemnitee of its intention to assume the defense of such claim. If defendants in any action include any Indemnitee and any Indemnitor and any Indemnitee shall have been advised by its counsel that there may be legal defenses available to such Indemnitee which are different from or in addition to those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event (or in the event that the Indemnitor does not timely assume the defense within the Indemnity Notice Period as provided in the immediately succeeding sentence), the reasonable fees and expenses of the Indemnitee's counsel shall be borne by the Indemnitor and shall be paid by the Indemnitor from time to time within 20 days of receipt of appropriate invoices therefor. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such claim or litigation resulting therefrom pursuant to and in accordance with the provisions of this Section X, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the expense of the Indemnitor. The costs and expenses of all proceedings, contests or lawsuits and all other Damages sustained or incurred with respect to such claims, proceedings or litigations shall be borne solely by the Indemnitor. In the event that the Indemnitor does timely assume the defense as provided above, the Indemnitee shall have the right to fully participate in such defense (including, without limitation, with counsel of its choice), at its sole expense (except as otherwise provided herein), and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each third party claim and shall promptly notify the Indemnitee in writing of any and all significant developments relating thereto. Within ten Business Days after the occurrence of an order or other determination with respect to each third party claim by any court, panel of arbitrator(s) or Governmental Authority having jurisdiction thereof, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee which have not theretofore been paid to the Indemnitee as provided above.

                  (c) In the event that an Indemnification Matter does not involve a third party claim, the Indemnitee shall give an Indemnity Notice to the Indemnitor setting forth in reasonable detail the basis of such claim against the Indemnitor. If the Indemnity Notice relates to a claim by the Purchaser which can be paid in whole or part from the applicable Indemnity Escrow Deposit, the claim shall be resolved in accordance with the applicable Indemnity Escrow Agreement. In the case of all other claims, the Indemnitor shall within thirty (30) days after the date of an Indemnity Notice pay to the Indemnitee the amount of Damages payable pursuant to Section 10.01 or 10.02 hereof, as the case may be, and which are at the time sustained or incurred by the Indemnitee and shall thereafter pay any other Damages payable pursuant to
Section 10.01 or 10.02 hereof, as the case may be, and related to the same Indemnity Notice on demand. In the event that the Indemnitor shall dispute the Indemnity Notice, the dispute shall be resolved in accordance with the applicable Indemnity Escrow Agreement to the extent that the Indemnity Notice relates to a claim by the Purchaser which can be paid from the applicable Indemnity Escrow Deposit, or by arbitration pursuant to Section 12.07, to the extent that the Indemnity Notice relates to a claim by the Shareholders or to a claim by the Purchaser which cannot be paid in full from the applicable Indemnity Escrow Deposit.

                  10.04 Subrogation. None of the Shareholders shall be subrogated to any or all rights of any Purchaser Indemnified Party(s) with respect to any Damages for which the Purchaser Indemnified Party(s) has been indemnified by the Shareholders hereunder (all of which rights of subrogation are expressly hereby irrevocably and unconditionally waived and released by each of the Shareholders). Without limiting the generality of the foregoing, it is expressly understood and agreed that no Shareholder shall be entitled to any indemnification, right of contribution or other right of recovery from the Company in connection with any claim made by any Purchaser Indemnified Party(s) against the Shareholders (or any of them) hereunder, all of which are hereby irrevocably and unconditionally waived and released by each of the Shareholders. No Purchaser Indemnified Party shall be required to make any claim against any other person or entity or to take any other action in order to pursue any claim against the Shareholders (or any of them).

                  10.05 Validity. The indemnification agreements provided for in this Section X shall apply notwithstanding any investigation made at any time by or on behalf of any party hereto.

                  10.06 Time Periods for Indemnifications. The representations and warranties contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing, provided that the representations and warranties contained in Sections 3.02 and 3.11 hereunder shall survive for the applicable statute of limitations and the representations and warranties contained in Sections 3.04, 3.10(a), 3.12(c), 3.15 and 4.02 shall survive indefinitely, and provided further that if written notice is properly given under this Section X with respect to any alleged breach or inaccuracy of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty shall continue indefinitely until the applicable claim is finally resolved. The covenants and agreements set forth in Sections 6.01, 6.02, 6.05, 11.01, 11.02, 11.03, 12.04 and 12.05 shall survive for the period provided for in each such section, or if no period is provided for, for the applicable statute of limitations.

                  10.07 Limits on Indemnification. Subject to the exceptions set forth in this Section 10.07, neither the Shareholders nor the Purchaser shall be required to pay more than $875,000 in the aggregate to fulfill their respective indemnification obligations under this Section X. Subject to the exceptions set forth in this Section 10.07, no party shall be entitled to indemnification pursuant to this Section X unless and until the aggregate amount of Damages sustained or incurred by such party exceeds an aggregate amount equal to $50,000 (the "Basket Amount"). If Damages exceed the Basket Amount, then the Shareholders or the Purchaser, as the case may be, shall be entitled to recover the full amount of such Damages, including the first $50,000 of Damages. Notwithstanding anything herein to the contrary, the parties shall not be subject to any limitation under this Section X, and shall be entitled to dollar-for-dollar recovery with respect to (a) Damages arising from fraud on the part of the Purchaser or any of the Company or the Shareholders, (b) Damages arising from breach of the representations and warranties contained in Sections 3.04, 3.26 and 4.02, (c) Damages for breach of covenants contained in Sections 6.01, 6.02, 6.05, 11.01, 11.02, 11.03, 12.04 and 12.05 and (d) Damages
attributable to the Section 3.23 Claim.

                  10.08 Indemnity Escrow Deposits. The Purchaser shall first satisfy any claims for Damages under Section X of this Agreement or otherwise by recourse to the applicable Indemnity Escrow Deposit pursuant to and in accordance with the terms hereof and of the applicable Indemnity Escrow Agreement (but the applicable Indemnity Escrow Deposit and the applicable Indemnity Escrow Agreement shall not limit or affect any other right to indemnification or remedy which the Purchaser might have hereunder or otherwise). The Escrow Agent shall, on the date which is twelve
(12) months after the Closing Date (or earlier date provided in the applicable Indemnity Escrow Agreement), remit to each of the Shareholders an amount equal to the remaining balance of the Indemnity Escrow Deposit, if any, less amounts in respect of which the Purchaser has delivered an Indemnity Notice as provided in and subject to the terms and conditions of this Agreement and the applicable Indemnity Escrow Agreement, multiplied by the respective Percentage Interest of each such Shareholder.

                                   SECTION XI

                            NON-COMPETITION AGREEMENT

                  11.01 Noncompetition. (a) Each of Catherine N. Bush and Paul
S. Valentine (each, an "Individual") hereby covenants and agrees, for the benefit of the Purchaser and its successors and assigns, that such Individual will not, during the period of such Individual's employment with the Purchaser (the "Term") and thereafter for the Applicable Period (as hereinafter defined):

                           (i) engage, directly or indirectly, anywhere in the
United States of America, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (x) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (y) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, in the development, manufacture, sale, distribution, provision, supply, purchase, procurement or acquisition of
(1) any products or services which compete with the products or services offered by the Company at any time during the Term or (2) any infant/pediatric developmental care products; or

                           (ii) solicit or entice or endeavor to solicit or
entice away from the Purchaser any person who was an employee of the Purchaser, either for such Individual's own account or for any individual, firm or corporation, or employ, directly or indirectly, any person who was at any time during the one (1) year period ending on the date of termination of such Individual's employment an employee of the Purchaser; or

                           (iii) solicit or entice or endeavor to solicit or
entice away from the Purchaser (x) any customer of the Purchaser or (y) any corporation, individual or firm with which the Purchaser is, or has been during the last six months of such Individual's employment with the Purchaser, in active negotiations towards becoming a customer, either for his or her own account or for any individual, firm or corporation.

                  As used in this Section 11.01(a), the term "Applicable Period" shall mean (i) in the event that during the Term such Individual's employment with the Purchaser shall be terminated by the Purchaser without cause, six (6) months or (ii) in all other cases, twelve (12) months. Notwithstanding the foregoing, the Purchaser may, in its sole discretion by notice given to such Individual not less than three (3) months prior to the end of the six-month or twelve-month period referred to in the preceding sentence, extend the Applicable Period by (x) a period of up to eighteen (18) additional months in the case of clause (i) or (y) a period of up to twelve (12) additional months in the case of clause (ii), provided that the Purchaser pays such Individual severance during such additional period in an amount per month equal to 80% of the monthly rate of such Individual's salary with the Purchaser in effect on the date of termination of such Individual's employment with the Purchaser, such severance to be paid in equal biweekly installments.

                   (b) Read S. McCarty hereby covenants and agrees to the benefit of the Purchaser and its successors and assigns, that he will not during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date:

                           (i) engage, directly or indirectly, anywhere in the
United States of America, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (x) five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (y) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, in the development, manufacture, sale, distribution, provision, supply, purchase, procurement or acquisition of
(1) any products or services which compete with the products or services offered, or under development on the date hereof, by the Company, or with any product listed in Exhibit A to the consulting agreement between him and the Purchaser or (2) any infant/pediatric developmental care products; or

                           (ii) solicit or entice or endeavor to solicit or
entice away from the Purchaser Group any person who is an employee of the Purchaser Group, either for his own account or for any individual, firm or corporation, or employ, directly or indirectly, any person who was during the one (1) year period ending on the date of his engagement as a Consultant an employee of the Purchaser; or

                           (iii) solicit or entice or endeavor to solicit or
entice away from the Purchaser (x) any customer of the Purchaser Group or (y) any corporation, individual or firm with which the Purchaser Group is, or has been during the last six (6) months of his engagement with the Purchaser Group, in active negotiations towards becoming a customer, either for such Individual's own account or for any individual, firm or corporation; or

                           (iv) acquire, offer to acquire, or agree to acquire,
directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of any entity listed on Exhibit A or any subsidiary thereof, or of any successor thereof as a result of the reincorporation or any similar corporate reorganization of such entity or any subsidiary thereof, or any assets of such entity or any subsidiary or division thereof or of any such successor, or form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.

                  The restrictions set forth in this Section 11.01(a) and (b) are in addition to any restrictive covenant set forth in the respective employment and consulting agreements of Catherine N. Bush, Paul S. Valentine and Read S. McCarty with the Purchaser.

                  11.02 Non-Competition Covenant of CHIC. CHIC hereby covenants and agrees, for the benefit of the Purchaser and its successors and assigns, that CHIC will not:

                  (a) during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, engage, whether as principal, consultant, manager, operator, partner, limited partner, member, agent, owner, stockholder or investor, in any activity or business venture which is in competition with the Business of the Company as conducted on the Closing Date; provided, however, that no portfolio investment held by CHIC on the Closing Date and disclosed by CHIC to the Purchaser on Schedule 11.02 shall be considered to be violative of this covenant; and provided further, that no future portfolio investment shall be considered to be violative of this covenant with respect to products or lines of business entered into by the portfolio business or fund more than thirty (30) days after the date of CHIC's investment therein. For purposes of this paragraph, a "portfolio investment" of CHIC shall be any investment in any business or fund which is not controlled by, or under common control with, CHIC; or

                   (b) at any time, use, divulge or transfer to any person, partnership, corporation or other entity any trade secrets, customer lists or other Confidential Knowledge with respect to the Company; or

                  (c) during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, directly or indirectly, through any agent or otherwise, solicit or entice or endeavor to solicit or entice the employment of any person who is or was an employee of the Company on the Closing Date, either for its own account or for any individual, firm, corporation or other entity.

                  11.03 Equitable Relief. In the event of a breach or threatened breach of any of the provisions of this Section XI, each of the Shareholders hereby consents and agrees that the Purchaser shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining him from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by him under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other remedies at law or in equity which it may have.

                  The parties hereto agree that if in any proceeding the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                                   SECTION XII

                                  MISCELLANEOUS

                  12.01 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by Federal Express or other nationally recognized overnight carrier, or sent by registered or certified mail, postage prepaid, as follows:

                           (1)      If to the Shareholders:

                                    Child Health Investment Corporation
                                    6803 West 64th Street, Suite 208
                                    Shawnee Mission, Kansas  66202
                                    Attention:  Don Black
                                    Telecopy No.:  (913) 262-1575
                                    Telephone No.:  (913) 262-1436

                                    Read S. McCarty
                                    44 Rockwood Road
                                    Hingham, Massachusetts 02043

                                    Catherine N. Bush
                                    142 Bianca Road
                                    Duxbury, Massachusetts 02332

                                    Paul S. Valentine
                                    10 Chapaquoit Way
                                    East Sandwich, Massachusetts 02537
                                    with copies to:

                                    Shugart, Thomson & Kilroy
                                    12 Wyandotte Plaza
                                    120 West 12th Street
                                    Kansas City, Missouri  64105
                                    Attention:  Robert Schendel, Esq.
                                    Telecopy No.:  (816) 374-0509
                                    Telephone No.:  (816) 421-3355

                                    Heller, Levin & Seksay, P.C.
                                    One Center Plaza, Suite 350
                                    Boston, Massachusetts  02108
                                    Attention:  Edward H. Seksay, Esq.
                                    Telecopy No.:  (617) 742-6882
                                    Telephone No.: (617) 723-5151

                           (2)      If to the Purchaser or to the Company:

                                    Novametrix Medical Systems Inc.
                                    5 Technology Drive
                                    Wallingford, Connecticut  06492
                                    Attention:  William J. Lacourciere
                                    Telecopy No.:  (203) 269-0189
                                    Telephone No.:  (203) 265-7701

                                    with copies to:

                                    Haythe & Curley
                                    237 Park Avenue
                                    New York, New York  10017
                                    Attention:  John J. Butler, Esq.
                                    Telecopy No.:  (212) 682-0200
                                    Telephone No.: (212) 880-6000

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and three (3) Business Days after the date of mailing, if mailed by certified mail, return receipt requested.
                  12.02 Survival of Representations. Except as provided in
Section 10.06 hereof, each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto.

                  12.03 Entire Agreement. This Agreement (including Annex A, the Exhibits and Schedules hereto) and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  12.04 Further Assurances. Each of the Shareholders and the Company, on the one hand, and the Purchaser, on the other hand, shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other to carry out and consummate the transactions contemplated by this Agreement.

                  12.05 Expenses. Except as specifically set forth herein, each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs. The Shareholders shall pay any and all out-of-pocket costs and expenses incurred by the Company and/or the Shareholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby (including, without limitation, all legal, investment banking, accounting and other professional fees and expenses) in connection with the sale of the Shares and the other transactions contemplated hereby (it being understood and agreed that such out-of-pocket costs and expenses shall not include salaries of the employees of the Company); provided, however, that the Company may pay expenses in the aggregate not in excess of $5,000 in connection with this Agreement and the transactions contemplated hereby.

                  12.06 Injunctive Relief. Notwithstanding the provisions of
Section 12.07 hereof, in the event of a breach or threatened breach by any of the Shareholders of any of their other obligations hereunder, including, without limitation, the Shareholders obligations to close the transactions contemplated hereby, each of the Shareholders hereby consents and agrees that the Purchaser shall be entitled to an injunction or similar equitable relief restraining such Shareholder from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Shareholders under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the non-exclusive jurisdiction of the Federal courts for the District of Massachusetts for any proceedings under this Section 12.06, and each of the Shareholders further agrees that the service of process or of any other papers upon them or any of them by registered mail at their respective addresses set forth herein shall be deemed good, proper and effective service upon them. The parties hereto agree that the availability of arbitration in Section 12.07 hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section 12.06. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other remedies at law or in equity which it may have.

                  12.07 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, except as provided in
Section 11.03 or Section 12.06 hereof, be settled by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  12.08 Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  12.09 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Purchaser, respectively, and the successors, permitted assigns, legal representatives and heirs of the Shareholders. Prior to the Closing, the Purchaser's rights or interests under this Agreement (but not its obligations) may be assigned to any member of the Purchaser Group, and after the Closing, the Purchaser's rights or interest under this Agreement (but not its obligations) may be assigned (a) to any member of the Purchaser Group, (b) in connection with a sale of all or substantially all of the assets of the Purchaser or any of its corporate parents, or direct or indirect consolidated subsidiaries or (c) to any bank or other financial institution which has extended credit to any member of the Purchaser Group. Neither the Company nor any of the Shareholders may assign any of their respective rights, interests or obligations under this Agreement. Any attempted assignment in violation of this Section 12.09 shall be null and void.

                  12.10 Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Massachusetts, without regard to the conflicts of laws provisions thereof.

                  12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  12.12 Knowledge. Whenever used in this Agreement, the words "to the knowledge of the Company," "to the knowledge of the Shareholders" or similar words or phrases shall mean the knowledge or awareness of the Company or any of the Shareholders which the Company or the Shareholders would obtain in the exercise of reasonable diligence and after due inquiry, and shall include, without limitation, the knowledge of the officers and directors of the Company and its key employees, it being understood and agreed that such knowledge or awareness of the Company or the Shareholders, for purposes hereof, shall also be attributed to the others.

                  12.13 Interpretation. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

                  12.14 Gender and Number. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or number of the person, persons, entity or entities may require.

                  12.15 Headings. The headings to the Sections of this Agreement have been inserted solely for convenience of reference and shall not modify, define or limit the express provisions of this Agreement.

                                      * * *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                             CHILDREN'S MEDICAL VENTURES, INC.


                                By:
                                  Name:    Read S. McCarty
                                  Title:   President and Chief Executive Officer

                             SHAREHOLDERS:

                             CHILD HEALTH INVESTMENT CORPORATION


                               By:
                                  Name:
                                  Title:



                                               Read S. McCarty



                                               Catherine N. Bush



                                               Paul S. Valentine

                             NOVAMETRIX MEDICAL SYSTEMS INC.


                             By:
                              Name:  William J. Lacourciere
                              Title: President and Chief Executive Officer

                             Agreed as to Section 6.05

                             CHILD HEALTH CORPORATION
                               OF AMERICA


                             By:
                              Name:
                              Title:

                                     Annex A

                              Index of Definitions


         Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere in this Agreement):

         "Balance Sheet Date" shall mean May 31, 1999.

         "Business Day" shall mean a day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company Indebtedness" shall mean any obligations and liabilities created, issued or incurred by the Company for borrowed money, including without limitation, bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others and loans from the Shareholders, and all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto.

         "Damages" shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Shareholder Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties, on the one hand, and any of the Shareholder Indemnified Parties, on the other hand, or involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Shareholder Indemnified Parties, as the case may be, and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending or preventing any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

         "Environmental Claim" means any notice or claim by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substances at the Real Property or any other real property, whether or not presently or formerly owned or leased by the Company or any affiliate of the Company or the Shareholders or (ii) any violation, or alleged violation, of any Environmental Laws.

         "Environmental Laws" means all federal, state, local and foreign laws, rules and regulations relating to environmental health and safety matters, the pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety from environmental hazards, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacturer, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Authority" shall mean the collective reference to any court, tribunal, government, or governmental or administrative agency, authority or instrumentality, federal, state or local, or domestic or foreign.

         "Liens" shall mean all liens, mortgages, charges, security interests, covenants, easements, restrictions, adverse claims or other encumbrances of any kind whatsoever and howsoever arising.

         "Material Adverse Effect" shall mean an economic effect of $10,000 or more on the businesses, properties, assets, condition (financial or other), results of operations or prospects of the Company or the Business.

         "Percentage Interest" of any Shareholder shall mean the percentage set forth opposite such Shareholder's name in Column C of Schedule 3.04.

         "Permits" shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority.

         "Permitted Encumbrances" shall mean, with respect to the Real Property,
(a) laws, rules, regulations and ordinances of general applicability which are not violated by the existing improvements at the Real Property or the current use thereof, (b) easements, rights of way, covenants, conditions and other matters set forth in Schedule 3.09 attached hereto and which, individually or in the aggregate, do not materially affect the Real Property or the use thereof, and (c) encumbrances for taxes and assessments either not yet due and payable or being contested in good faith and in a timely and appropriate manner.

         "Products" shall mean any and all products (including parts, accessories and components) of the Company (used in the conduct of the Business).

         "Purchaser Group" shall mean, collectively, the Purchaser, the Company and the Purchaser's and the Company's subsidiaries, affiliates and parent entities.

         "Purchaser Indemnified Parties" shall mean the Purchaser, the Company and each of their respective employees, officers, directors, stockholders, affiliates, agents and representatives.

         "Seller Tax Period" shall mean and include any and all periods ending on or before the Closing Date, and in addition, the portion of any taxable period that includes, but does not end on or before, the Closing Date that consists of a partial period deemed to end on the Closing Date; provided that in the case of any Seller Tax Period that does not end on or before the Closing Date, for purposes hereof the books and records of the Company shall be deemed to have been closed at and as of the Closing Date.

         "Shareholder Indemnified Parties" shall mean the Shareholders and each of their respective employees, officers, directors, affiliates (other than the Company), agents and representatives.


                                       3